Annual Report

Cover Page

Name of issuer:

FamTerra, Inc

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 9/28/2015

Physical address of issuer:

1525 Miramonte Avenue, #3364
Los Altos CA 94024

Website of issuer:

https://www.famterra.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

1

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$17,110.00	$11,132.00
Cash & Cash Equivalents:	$17,110.00	$11,132.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$2,161.00	$4,860.00
Long-term Debt:	$728,108.00	$457,472.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$800.00	$800.00
Net Income:	($196,376.00)	($194,571.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

FamTerra, Inc

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Elena Krasnoperova	CEO	Famterra, Inc	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Elena Krasnoperova	CEO	2015
Elena Krasnoperova	Treasurer	2015
Elena Krasnoperova	President	2015
Elena Krasnoperova	CFO	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Elena Krasnoperova	16500000.0 Common stock (13,500,000) + founder preferred stock (3,000,000)	84.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

As we grow our customer base and scale to thousands and ultimately millions of users, our website's infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. If we are unable to resolve any technical glitch, our business and financial conditions could suffer. In addition to needing to scale our technology platform, we will also need to scale our business operations and team to support a growing business in order to be successful.

Mobile app stores are highly competitive. New competitors may emerge with a stronger product, more funding, or unique access to potential consumers. Increased competition may adversely affect our business, prospects, financial condition or results of operations. We cannot assure investors that we will be able to compete effectively against current and future competitors.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Breaches of the Company's platform and systems may materially affect client adoption and subject the Company to significant negative reputational, legal or operational consequences. Calroo user privacy has never been compromised to date due to a focus on encryption and security, but 100% security cannot be guaranteed. Cyber-crimes are becoming increasingly common and aggressive which brings parallel increase in risk.

The company owes a significant amount of money to two related parties, The Perrodin Family Trust and the founder and CEO Elena Krasnoperova. While the founder and CEO debt may be forgiven, if everything is repaid the total amount including interest is $549,757.81, and is set to be due on 12/31/18. The company is not prohibited from being lent more money, and if it increases its debt amount, its financial position could be harmed.

The Company has limited operating history and is still pre-revenue. Accordingly, the Company's operations are subject to all the risks inherent in the establishment of a new business enterprise, including potential operating losses. The Company has made key assumptions around its ability to acquire, retain and engage consumers, ultimately reaching meaningful scale (millions of monthly active users), customer willingness to pay for the premium version of the app (i.e., Calroo Pro), and ability to develop a set of organic (i.e., free or earned) customer acquisition channels. If all or any of these assumptions proves untrue the company may have difficulty generating or sustaining revenue in the future.

Our future success depends on the efforts of a small management team, namely the two co-founders Elena Krasnoperova and Marcelo Ribeiro, who are supported by a Head of Marketing and a technical team. The loss of their services may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Preferred stock	2,000,000	0	Yes
Founder preferred stock	3,000,000	3,000,000	Yes
Common stock	20,000,000	16,626,971	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	3% of company
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	The Perrodin Family Trust
Issue date	09/01/15
Amount	$106,000.00
Outstanding principal plus interest	$123,166.03 as of 05/03/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a loan from the founder's Family Trust. Original maturity date was 12/31/17, but it's been extended to 12/31/18. The money was deposited in 4 installments: $36,000 on 9/1/15; $10,000 on 10/7/15; $35,000 on 10/19/15 and $25,000 on 11/6/15.

Loan

Lender	Elena Krasnoperova
Issue date	12/31/15
Amount	$25,000.00
Outstanding principal plus interest	$28,753.42 as of 05/07/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a deferred salary note due to the founder, Elena Krasnoperova, for Q4-2015. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

Loan

Lender	Elena Krasnoperova
Issue date	04/01/16
Amount	$100,000.00
Outstanding principal plus interest	$111,886.99 as of 05/07/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a deferred salary note due to the founder, Elena Krasnoperova. It comes in 4 quarterly installments, at the end of each quarter. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

Loan

Lender	The Perrodin Family Trust
Issue date	05/25/16
Amount	$18,000.00
Outstanding principal plus interest	$20,207.40 as of 05/03/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a loan from the founder's Family Trust. Original maturity date was 12/31/17, but it's been extended to 12/31/18. The money was deposited in 3 installments: $7,000 on 5/25/16, $1,000 on 6/30/16, $10,000 on 8/28/16.

Loan

Lender	The Perrodin Family Trust
Issue date	01/01/17
Amount	$82,000.00
Outstanding principal plus interest	$88,121.10 as of 05/03/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a loan from the founder's Family Trust. The money was deposited in 9 installments: $10,000 on 1/18/17; $5,000 on 3/10/17; $10,000 on 4/25/17, $10,000 on 5/16/17, $7,000 on 6/27/17, $5,000 on 8/22/17, $10,000 on 10/13/17, and $10,000 on 12/22/17.

Loan

Lender	Elena Krasnoperova
Issue date	04/01/17
Amount	$100,000.00
Outstanding principal plus interest	$106,886.99 as of 05/03/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a deferred salary note due to the founder, Elena Krasnoperova. It comes in 4 quarterly installments, at the end of each quarter. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

Loan

Lender	The Perrodin Family Trust
Issue date	01/01/18
Amount	$68,000.00
Outstanding principal plus interest	$70,735.89 as of 05/03/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Current with payments	Yes

This is a loan from the founder's Family Trust. The money was deposited in 4 installments: $10,000 on 1/21/18; $22,000 on 2/16/18; $20,000 on 3/26/18 and $16,000 on 4/29/18.

Convertible Note

Issue date	08/22/18
Amount	$50,000.00
Interest rate	5.0% per annum
Discount rate	20.0%
Valuation cap	$6,000,000.00
Maturity date	08/22/20

Note auto-converts to common stock at maturity date, unless qualifying financing occurs.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
8/2018	Section 4(a)(2)	Convertible Note	$50,000	General operations
10/2018	Regulation Crowdfunding	SAFE	$115,801	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	The Perrodin Family Trust
Amount Invested	$106,000.00
Transaction type	Loan
Issue date	09/01/15
Outstanding principal plus interest	$123,166.03 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Family Trust of founder and CEO

Name	The Perrodin Family Trust
Amount Invested	$82,000.00
Transaction type	Loan
Issue date	01/01/17
Outstanding principal plus interest	$88,121.10 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Family Trust of founder and CEO

Name	The Perrodin Family Trust
Amount Invested	$68,000.00
Transaction type	Loan
Issue date	01/01/18
Outstanding principal plus interest	$70,735.89 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Family Trust of founder and CEO

Name	The Perrodin Family Trust
Amount Invested	$18,000.00
Transaction type	Loan
Issue date	05/25/16
Outstanding principal plus interest	$20,207.40 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Family Trust of founder and CEO

Name	Elena Krasnoperova
Amount Invested	$100,000.00
Transaction type	Loan
Issue date	04/01/16
Outstanding principal plus interest	$111,886.99 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Founder and CEO

This is a deferred salary note due to the founder, Elena Krasnoperova. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

Name	Elena Krasnoperova
Amount Invested	$100,000.00
Transaction type	Loan
Issue date	04/01/17
Outstanding principal plus interest	$106,886.99 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Founder and CEO

This is a deferred salary note due to the founder, Elena Krasnoperova. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

Name	Elena Krasnoperova
Amount Invested	$25,000.00
Transaction type	Loan
Issue date	12/31/15
Outstanding principal plus interest	$28,753.42 as of 05/01/18
Interest rate	5.0% per annum
Maturity date	12/31/18
Outstanding	Yes
Current with payments	Yes
Relationship	Founder and CEO

This is a deferred salary note due to the founder, Elena Krasnoperova. It officially matures on 12/31/18 but can be forgiven / written off at the founder's discretion.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Overview

As every parent knows, when you have kids, your life is no longer your own. No matter what, you have to pick up your kids from school, take them to the doctor, feed them, clothe them, and love them - every single day, for 18+ years.

Our first app, Calroo, helps busy parents tame the chaos of their family schedule. It combines a calendar, tasks, lists and messaging in one app, and makes asking for help as simple as a swipe. Our latest app, WeParent, is a co-parenting app for divorced parents. WeParent helps them manage custody schedules and other logistics with each other.

In the summer of 2019, we plan to expand the WeParent target market from just divorced parents to all families, migrate Calroo customers to WeParent, and ultimately to sunset Calroo.

Milestones

FamTerra, Inc was incorporated in the State of Delaware in September 2015.

Since then, we have:

- Built and launched Calroo, on all 3 platforms (iOS, Android, Web)
- Built and launched WeParent on iOS platform
- Selected for Apple Entrepreneur Camp - Apple's new program for female founders of mobile app companies
- Started generating subscription revenues for WeParent ($3,000 in first month of operations), expected to grow at least 50% MoM for the next 6 months

Historical Results of Operations

Our company was organized in September 2015 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $0 compared to the year ended December 31, 2017, when the Company had revenues of $0. Our gross margin was % in fiscal year 2018, compared to % in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $17,110, including $17,110 in cash. As of December 31, 2017, the Company had $11,132 in total assets, including $11,132 in cash.

- *Net Loss.* The Company has had net losses of $196,376 and net losses of $194,571 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $728,107 for the fiscal year ended December 31, 2018 and $462,332 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $289,000 in debt, $225,000 in deferred compensation, $50,000 in convertible notes, and $105,010 in SAFEs (via Wefunder).

We plan to use the proceeds as set forth in this Form C under "Use of Funds".

As of March 1, 2019 we now have subscription revenues from our customers as an additional source of capital. We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 12 months. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

FamTerra, Inc cash in hand is $17,110, as of December 2018. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $10,000/month, for an average burn rate of $10,000 per month. Our intent is to be profitable in 24 months.

As of March 1, 2019, our new app, WeParent, is generating subscription revenues. In our first month of operation, it generated ~$3,000 in monthly revenues. We expect revenues to grow by at least 50% MoM over the next 3-6 months. Subscription revenues from our customers will be our primary source of capital going forward.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.calroo.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Elena Krasnoperova

Appendix E: Supporting Documents